ION regains compliance with NYSE minimum share price listing requirements
HOUSTON, TX – February 16, 2016 – ION Geophysical Corporation (the “Company”) (NYSE: IO) today announced that based upon a notice the Company received on February 12, 2016 from the New York Stock Exchange (the “NYSE”), the Company has regained compliance with the NYSE’s continued listing standard for share prices.
On August 11, 2015, the Company was notified by the NYSE that the average price of its common stock had declined below a consecutive 30-trading-day average price of $1.00 per share. As a result, the NYSE added a “.BC” indicator to the Company's stock symbol.
At the close of trading on February 11, 2016, the average closing price of the Company's common stock for the previous 30 trading days was above $1.00 per share. Accordingly, the Company has resumed compliance with all NYSE continued listing requirements and the “.BC” indicator following the Company's stock symbol will be removed by the NYSE.
About ION
ION is a leading provider of technology-driven solutions to the global oil and gas industry. ION's offerings are designed to help companies reduce risk and optimize asset throughout the E&P lifecycle. for more information, visit iongeo.com

Contacts
Jamey S. Seely
Executive Vice President, General Counsel and Corporate Secretary
+1.281.552.3011

This press release contains “forward-looking” statements, including, without limitation, those associated with effecting the proposed Reverse Stock Split, Authorized Share Increase and LTIP Amendments and the continued listing of the Company's securities on the NYSE. Any statements contained in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the effect the Reverse Stock Split, Authorized Share Increase and/or LTIP Amendments may have on the Company's stock price, and changes in economic, competitive, strategic, financing, regulatory or other factors that may affect the Company's business, many of which are beyond the control of the Company. The Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of any change in events, conditions or circumstances or otherwise.
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